Exhibit 99.1

Energy Services of America Announces Financial Results for the Three and Nine Months Ended June 30, 2021

Huntington, WV August 16, 2021- Energy Services of America Corporation (the “Company” or “Energy Services”) (OTC QB: ESOA) announced financial results for the three and nine months ended June 30, 2021. Energy Services generated revenues of $25.3 million and $82.9 million for the three and nine months ended June 30, 2021, respectively. Net income available to common shareholders was $9.2 million and $7.1 million with an adjusted EBITDA of $731,626 and $264,309 for the three and nine months ended June 30, 2021, respectively. Forgiveness on PPP loans accounted for $9.8 million in nonoperating income for the three and nine months ended June 30, 2021. Gross profit percentage increased from 9.2% to 10.7% and from 7.0% to 9.0% for the three and nine months ended June 30, 2021, as compared to 2020, respectively.

Douglas Reynolds, President, commented on the announcement.  “Our increased focus on both organic and inorganic growth in gas and water distribution services led to year-over-year improvement in revenue and gross profit in these areas when compared to the same periods in 2020.  However, offsetting these gains, we saw a decrease in the demand for our gas and petroleum transmission services due to fewer transmission projects available to bid along with greater competition.”  Reynolds continued, “We expect our efforts to increase distribution revenues and profit along with modest improvement in transmission awards and expanded electrical, mechanical, and general construction services to result in improved results in our fiscal fourth quarter. Our backlog at June 30, 2021, was $73.1 million as compared to $61.2 million at March 31, 2021, with an additional $13.0 million in general construction contracts awarded subsequent to June 30, 2021.”

Below is a comparison of the Company’s unaudited operating results for the three and nine months ended June 30, 2021, and 2020:

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	June 30,	June 30,	June 30,	June 30,
	2021	2020	2021	2020
Revenue	$25,285,951	$30,762,725	$82,901,159	$74,678,432

Cost of revenues	22,580,340	27,936,548	75,478,966	69,425,044

Gross profit	2,705,611	2,826,177	7,422,193	5,253,388

Selling and administrative expenses	3,207,864	2,532,141	10,627,607	7,473,422
(Loss) income from operations	(502,253)	294,036	(3,205,414)	(2,220,034)

Other nonoperating income (expense)
Interest income	108	83	151,877	53,332
PPP loan forgiveness	9,799,100	-	9,799,100	-
Other nonoperating expense	(35,833)	(53,793)	(121,343)	(130,472)
Interest expense	(136,995)	(101,335)	(356,505)	(400,197)
Gain on sale of equipment	135,269	43,296	627,580	563,062
	9,761,649	(111,749)	10,100,709	85,725

Income (loss) before income taxes	9,259,396	182,287	6,895,295	(2,134,309)

Income tax (benefit) expense	(53,844)	200,242	(458,812)	(347,629)

Net income (loss)	9,313,240	(17,955)	7,354,107	(1,786,680)

Dividends on preferred stock	77,250	77,250	231,750	231,750

Income (loss) available to common shareholders	$9,235,990	$(95,205)	$7,122,357	$(2,018,430)

Weighted average shares outstanding-basic	13,621,406	13,627,293	13,621,406	13,844,340

Weighted average shares-diluted	17,089,722	13,627,293	17,089,722	13,844,340

Earnings (loss) per share available to common shareholders	$0.678	$(0.007)	$0.523	$(0.146)

Earnings (loss) per share-diluted available to common shareholders	$0.540	$(0.007)	$0.417	$(0.146)

Please refer to the table below that reconciles adjusted EBITDA with net income (loss) available to common shareholders:

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
	Unaudited	Unaudited	Unaudited	Unaudited
Net income (loss) available to common shareholders	$9,235,990	$(95,205)	$7,122,357	$(2,018,430)

Less: Income tax (benefit) expense	(53,844)	200,242	(458,812)	(347,629)

Add: Dividends on preferred stock	77,250	77,250	231,750	231,750

Add: Interest expense	136,995	101,335	356,505	400,197

Less: Non-operating (income) expense	(9,898,644)	10,414	(10,457,214)	(485,922)

Add: Depreciation expense	1,233,879	1,097,750	3,469,723	3,315,541

Adjusted EBITDA	$731,626	$1,391,786	$264,309	$1,095,507

Certain statements contained in the release, including without limitation statements including the words "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Source: Energy Services of America Corporation

Contact: Douglas Reynolds, President

(304)-522-3868